Exhibit 99.1
CSB BANCORP, INC. REPORTS 17% INCREASE IN SECOND QUARTER EARNINGS PER SHARE
Second Quarter and Year-to-Date Highlights

	Quarter Ended	Six Months Ended
	June 30, 2006	June 30, 2006
Diluted earnings per share	$.27	$.57
Net Income	$677,000	$1,451,000
Return on average common equity	7.83%	8.37%
Return on average assets	.85%	.92%
Millersburg, Ohio — July 21, 2006 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced second quarter net income of $677 thousand, or $.27 per basic and diluted share, up from $613 thousand, or $.23 per basic and diluted share for the same period in 2005.
Annualized returns on average common equity (“ROAE”) and average assets (“ROAA”) for the quarter were 7.83% and .85%, respectively, compared with 6.78% and .79% for the second quarter of 2005.
For the six months ended June 30, 2006, the Company reported net income of $1.45 million, or $.57 per diluted share, up from $1.28 million, or $.48 per diluted share for the same period of the prior year. ROAE and ROAA were 8.37% and .92% respectively for the six month period, compared to 7.11% and .82% for the comparable period in 2005.
“CSB’s second quarter results reflect sustained forward momentum across most aspects of our income generating operations,” said Eddie L. Steiner, President and CEO. “The net interest margin, at 4.49%, remained above 4% for the sixth consecutive quarter, and non-interest income of $720 thousand was 30% higher than the same quarter last year, driven primarily by increased customer use of overdraft privilege services. Mr. Steiner continued, “We believe we’ve positioned the balance sheet with asset and liability durations appropriately matched for the current interest rate environment. Our interest rate sensitivity remains slightly favorable for additional rate increases, and our current interest rate spread is designed to yield strong core earnings while competing effectively on both loan and deposit offerings. In addition, we’ve enhanced our cash management services, resulting in growth from new accounts.”
Commenting on the current economic environment, Mr. Steiner noted, “Loan demand within our market has been relatively stable, although an increasing number of businesses may be focusing on paying down debt versus moving forward with near term expansions. During the first half of 2006, we’ve been able to grow our loan portfolio modestly, about 6%, but deposit growth and retention have been challenging, with a net deposit balance decline of about 5%. The bulk of these balance sheet changes have been funded with short term borrowings. We anticipate that seasonal deposit increases will offset some of these short term borrowings during the second half of 2006, and the remaining short term borrowings will be repositioned if more attractive funding options become available.”
“On the operating expense side, our efficiency ratio showed slight continued improvement, as the second quarter ratio of 71.54% compares favorably to last year’s same period results of 71.85%, and year-to-date we’ve improved the ratio 66 basis points. Further progress is still needed to enhance our efficiencies, but a favorable trend has been established, on a year over year basis, as we continue to focus on improvement in this area.
Total revenue, defined as net interest income on a fully-tax equivalent basis plus non-interest income net of securities transactions, was $4.0 million for the second quarter of 2006, compared with $3.7 million in the prior-year second quarter, an increase of 8.1%. Net interest margin increased 16 basis points versus the same quarter in the prior year, while average assets increased $9.9 million to $321.3 million. Average loan balances of $225.9 million reflect an increase of $2.7 million, or 1.2%, over second quarter prior year, while average securities balances increased $6.4 million, or 8.4% as compared to the same quarter in the prior year.
Non-interest expense totaled $2.9 million for the second quarter of 2006, an increase of $262 thousand, or 10.0%, over the second quarter of 2005. Included in the increase is a nonrecurring pre-tax charge to income of $237 thousand related to an isolated irregularity regarding cash assets that is the subject of an ongoing investigation. Management believes that no customer accounts were impacted by this irregularity. The Company carries insurance against this type of loss, with a $50 thousand deductible, and is in the process of filing a loss claim. Excluding the nonrecurring charge of $237 thousand, non-interest expense for the quarter was $2.7 million, an increase of 1.0% over the second quarter of 2005.
Federal income tax expense was $305 thousand for second quarter 2006, compared to $229 thousand for the same quarter in 2005. The effective tax rate for the quarter ended June 30, 2006 was 31.1% compared to 27.2% for the quarter ended June 30, 2005. The increase in the effective tax rate for 2006 reflects a decline in tax-free interest income, primarily resulting from the sale and maturity of bonds within the tax-free investment portfolio.
As of June 30, 2006, nonperforming assets totaled $846 thousand, or .37% of period-end loans plus other real estate, compared with $1.4 million, or .62%, as of June 20, 2005. Net charge-offs for the quarter totaled $118 thousand, compared with $139 thousand for the second quarter 2005. Commenting on the Company’s credit quality, Mr. Steiner noted, “While the current economic environment is not particularly conducive to improving credit quality, delinquency rates remain within our targeted range and we remain optimistic about our ability to manage credit deterioration that could be expected to result from a slowdown in the economy.”
The Company recorded a $115 thousand loan loss provision in the second quarter of 2006, as compared to $106 thousand in the second quarter of 2005. The allowance for loan losses at June 30, 2006 was 1.08% of period end loans, compared with 1.06% on June 30, 2005. The ratio of allowance for loan losses to nonperforming loans stood at 291% on June 30, 2006, and 310% on June 30, 2005.
Assets at June 30, 2006 totaled $321 million, up $9.7 million, or 3.1% from June 30, 2005. Period end loans were $228 million, up $4.7 million, or 2.1%, versus June 30, 2005. Home equity balances increased $2.8 million, or 16.4% and mortgage balances increased $1.7 million, or 2.8%. Commercial loan balances increased $600 thousand, or .4% and consumer installment loans declined $800 thousand, or 8.9%. Investment securities increased $3.1 million, or 4.4%, over the June 30, 2005 balance.
Deposits totaled $243 million on June 30, 2006, compared with $245 million at June 30, 2005. Non-interest bearing accounts increased $2.9 million, while interest bearing checking, money market and traditional savings balances declined a combined $6.8 million versus June 30, 2005. Total time deposits increased $1.4 million compared to ending balances on June 30, 2005.
Shareholders’ equity was $33.8 million on June 30, 2006. During the quarter, the Company repurchased 47,672 shares, and period end common shares outstanding totaled 2.52 million. The Company’s capital position remains strong, with tangible equity to assets at 10.53% on June 30, 2006, compared to 11.72% on June 30, 2005. The common dividend declared during the quarter was $.16 per share, a $.02 increase from the prior-year quarter. Year to date dividends declared of $.32 per share are 14% above prior year to date.
About CSB Bancorp, Inc.
CSB is a financial services holding company headquartered in Millersburg, Ohio, with approximate assets of $321 million as of June 30, 2006. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with nine banking centers in Holmes, Tuscarawas and Wayne counties and a Trust office in Wooster, Ohio.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters
	2006	2006	2005	2005	2005
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Net interest income FTE (a)	$3,328	$3,350	$3,449	$3,299	$3,112
Provision for loan losses	115	32	—	71	106
Other income	720	611	707	539	554
Other expenses	2,896	2,748	2,783	2,709	2,634
FTE adjustment (a)	55	56	74	85	84
Net income	677	774	903	690	613
Diluted EPS	0.27	0.30	0.35	0.26	0.23

PERFORMANCE RATIOS
Return on average assets (ROA)	0.85%	0.99%	1.12%	0.87%	0.79%
Return on average common equity (ROE)	7.83%	8.89%	9.93%	7.49%	6.78%
Net interest margin FTE (a)	4.42%	4.57%	4.54%	4.43%	4.26%
Efficiency ratio	71.54%	69.38%	66.96%	70.58%	71.85%
Number of full-time equivalent employees	130	122	127	127	130

MARKET DATA
Book value/common share	$13.41	$13.63	$13.64	$13.76	$13.79
Period-end common share mkt value	20.40	20.90	21.00	22.35	20.50
Market as a % of book	152.13%	153.34%	153.96%	162.43%	148.66%
PE ratio	18.89	17.42	15.00	21.49	22.28
Cash dividends/common share	$0.16	$0.16	$0.14	$0.14	$0.14
Common stock dividend payout ratio	59.26%	53.33%	40.00%	53.85%	60.87%
Average basic common shares	2,531,456	2,572,089	2,620,102	2,644,957	2,644,968
Average diluted common shares	2,535,021	2,576,094	2,623,684	2,649,890	2,648,286
Period end common shares outstanding	2,519,734	2,567,405	2,578,499	2,644,952	2,644,966
Common shares repurchased	47,672	11,094	66,439	28	2
Common stock market capitalization	$51,403	$53,659	$54,148	$59,115	$54,222

ASSET QUALITY
Gross charge-offs	$145	$35	$35	$25	$213
Net charge-offs	118	7	-1	4	139
Allowance for loan losses	2,467	2,471	2,445	2,444	2,377
Nonperforming assets (NPAs)	846	1,070	1,241	1,408	1,391
Net charge-off/average loans ratio	0.21%	0.01%	0.00%	0.01%	0.25%
Allowance for loan losses/period-end loans	1.08%	1.12%	1.14%	1.12%	1.06%
NPAs/loans and other real estate	0.37%	0.48%	0.58%	0.64%	0.62%
Allowance for loan losses/nonperforming loans	291.47%	368.80%	305.13%	312.30%	310.21%

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.53%	10.98%	10.96%	11.39%	11.72%
Average equity to assets	10.79%	11.15%	11.23%	11.61%	11.65%
Average equity to loans	15.35%	16.30%	16.75%	16.54%	16.25%
Average loans to deposits	92.57%	87.36%	83.60%	87.90%	91.45%

AVERAGE BALANCES
Assets	$321,299	$316,806	$321,205	$315,021	$311,447
Earning assets	301,956	297,178	301,615	295,342	292,872
Loans	225,939	216,609	215,379	221,096	223,252
Deposits	244,082	247,944	257,623	251,531	244,118
Shareholders’ equity	34,673	35,311	36,078	36,562	36,282

ENDING BALANCES
Assets	$320,899	$318,777	$320,989	$319,412	$311,171
Earning assets	300,751	300,254	298,105	298,916	292,762
Loans	228,111	221,365	215,020	218,577	223,442
Deposits	242,823	247,044	255,403	255,745	245,394
Shareholders’ equity	33,799	34,992	35,177	36,392	36,469
NOTES:
(a) — Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2006	2005
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,990,923	$9,761,755
Interest-earning deposits in other banks	9,964	97,841
Federal funds sold	350,000	0

Total cash and cash equivalents	12,350,887	9,859,596
Securities
Available-for-sale, at fair-value	69,256,199	66,345,093
Restricted stock, at cost	3,023,800	2,876,800

Total securities	72,279,999	69,221,893
Loans	228,110,564	223,442,275
Less allowance for loan losses	2,467,284	2,377,067

Net loans	225,643,280	221,065,208
Premises and equipment, net	7,486,661	7,888,160
Accrued interest receivable and other assets	3,137,890	3,136,358

TOTAL ASSETS	$320,898,717	$311,171,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$38,119,508	$35,252,046
Interest-bearing	204,703,822	210,142,309

Total deposits	242,823,330	245,394,355
Short-term borrowings	39,889,842	19,666,775
Other borrowings	2,704,998	8,318,622
Accrued interest payable and other liabilities	1,681,549	1,322,213

Total liabilities	287,099,719	274,701,965

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,418,965	6,413,915
Retained earnings	15,388,867	13,898,224
Treasury stock at cost - 148,053 shares in 2006 and 22,820 shares in 2005	(3,275,850)	(626,975)
Accumulated other comprehensive (loss) income	(1,406,651)	110,419

Total shareholders’ equity	33,798,998	36,469,250

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$320,898,717	$311,171,215

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
For the Quarter Ended June 30,

	2006	2005	2004
Interest and dividend income:
Loans, including fees	$4,146,970	$3,542,196	$2,957,549
Taxable securities	759,167	517,862	373,376
Nontaxable securities	99,693	157,810	412,299
Other	247	897	210

Total interest and dividend income	5,006,077	4,218,765	3,743,434
Interest expense:
Deposits	1,272,915	993,894	788,666
Other	460,229	196,444	178,436

Total interest expense	1,733,144	1,190,338	967,102

Net interest income	3,272,933	3,028,427	2,776,332
Provision for loan losses	114,667	105,999	78,621

Net interest income after provision for loan losses	3,158,266	2,922,428	2,697,711

Non-interest income
Service charges on deposits accounts	337,640	234,186	211,069
Trust services	164,348	120,885	114,341
Other	217,718	198,790	246,101

Total non-interest income	719,706	553,861	571,511

Non-interest expenses
Salaries and employee benefits	1,430,498	1,347,708	1,288,202
Occupancy expense	167,530	186,869	158,653
Equipment expense	121,377	125,611	133,579
Franchise tax expense	112,192	107,655	103,162
Professional and director fees	174,431	151,523	186,061
Other expenses	889,591	714,179	666,075

Total non-interest expenses	2,895,619	2,633,545	2,535,732

Income before income tax	982,353	842,744	733,490
Federal income tax provision	305,700	229,000	127,000

Net income	$676,653	$613,744	$606,490

Net income per share

Basic	$0.27	$0.23	$0.23

Diluted	$0.27	$0.23	$0.23
Note: Certain prior year balances have been reclassified to conform to the current year presentation.